Exhibit 99.1

Castellum Announces $32.8 Million NAVAIR Contract Modification, Increasing GTMR’s PMA-290 Special Missions Contract Ceiling to $136.2 Million

VIENNA, Va., Aug. 31, 2026 (GLOBE NEWSWIRE) – Castellum, Inc. (NYSE-American: CTM) (“Castellum,” “CTM,” or the “Company”), a cybersecurity, electronic warfare, and software services company focused on the federal government, today announced that its Global Technology and Management Resources, Inc. (“GTMR”) subsidiary has been awarded a $32.8 million modification to its existing cost-plus-fixed-fee order supporting the Naval Air Systems Command (“NAVAIR”) Program Office 290 (“PMA-290”) Special Missions. The modification expands the order’s scope and increases its total contract ceiling to $136.2 million.

Specifically, this modification was issued under GTMR’s previously awarded SeaPort Next Generation (“SeaPort-NxG”) multiple-award contract and relates to the Special Missions Management of On-Site Services, which is the largest prime contract win in Castellum's history.

The added scope covers technical and programmatic efforts supporting multiple intelligence, surveillance, reconnaissance, and targeting ("ISRT") programs, including, but not limited to, the Maritime Patrol and Reconnaissance Force Family of Systems, P-8A Research and Development, Special Missions Platforms, Minotaur Family of Services, P-8A Increment 3, P-8A Foreign Military Sales, MQ-4C Triton Multiple Intelligence, Mobile Quick Look, ground and mission support stations, and future capabilities in support of the U.S. Navy and U.S. Marine Corps.

Approximately $1.1 million under this modification award has been already funded and work under this funded portion is expected to be completed by March 2027. The remaining increase in contract ceiling is subject to future tasking, funding availability, and other customary government-contracting conditions.

Jim Morton, Vice President of NAVAIR/NAVSEA/EW/C5ISR said, “This modification reflects the confidence NAVAIR has placed in GTMR’s team and our ability to deliver mission-critical technical and program management support across a broad and evolving Special Missions portfolio. We are proud to expand our work supporting PMA-290 and the Sailors, Marines, and mission partners who rely on these intelligence, surveillance, reconnaissance, and targeting capabilities. Our team is prepared to scale quickly, add specialized talent, and continue delivering the responsive, high-quality support our customer expects.”

Glen Ives, President and Chief Executive Officer of Castellum, added, “When we won this contract this past year, it was the largest prime contract win in our history, and our mission customer has now chosen to expand it. Growing the ceiling and scope of a program we already perform is the highest quality growth available to us and reinforces the exceptional performance of our CTM team. It requires no new competition, it builds on a team and a mission we know better than anyone, and it extends our reach across one of the Navy's most critical ISRT portfolios. This is exactly the outcome our strategy is designed to produce: win larger prime contracts, perform exceptionally, earn the trust of our mission customers and win additional work.”

About Castellum, Inc.
Castellum, Inc. (NYSE-American: CTM) is a technology company focused on leveraging the power of information technology to help solve our Nation's most pressing national security challenges. CTM provides U.S. government and commercial clients with Cybersecurity, Software Development, Systems Engineering, Information / Electronic Warfare, Program Support, and Data Analytics services. It also offers subject matter expertise in artificial intelligence / machine learning, 5G technologies, model-based systems engineering, program management, information assurance, intelligence analysis, and CMMC compliance. In addition to constantly innovating and enhancing its organic capabilities, Castellum is executing strategic acquisitions of firms that share our passionate commitment to U.S. national security and have a history of bringing exceptional value to their clients. For more information visit: https://castellumus.com.

Forward-Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 2lE of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company's expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as "estimate," "project," "believe," "anticipate," "shooting to," "intend," "in a position," "looking to," "pursue," "positioned," "will," "likely," "would," or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for revenue growth and new customer opportunities, including opportunities arising from the modification to the NAVAIR PMA-290 contract. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to differ (sometimes materially) from the results expressed or implied in the forward-looking statements, including, among others: the Company's ability to compete against new and existing competitors; its ability to effectively integrate and grow its acquired companies; its ability to identify additional acquisition targets and close additional acquisitions; the impact on the Company's revenue due to a delay in the U.S. Congress approving a federal budget; and the Company's ability to maintain the listing of its common stock on the NYSE American LLC. For a more detailed description of these and other risk factors, please refer to the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC") which can be viewed at www.sec.gov. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or the future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Contacts:
Castellum, Inc.
1934 Old Gallows Road, Suite 350
Vienna, VA 22182

Investor Relations:
The Equity Group
Lena Cati
(212) 836-9611

lena.cati@theequitygroup.com

Val Ferraro
(212) 836-9633
val.ferraro@theequitygroup.com